UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 11, 2025 (April 9, 2025)

Aether Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42595	35-2818803
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1441 Broadway, 30th Floor

New York, New York 10018

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (347) 363-0886

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.001 per share	ATHR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Initial Public Offering

On April 9, 2025, Aether Holdings, Inc., a Delaware corporation, (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with The Benchmark Company, LLC and Axiom Capital Management, Inc., acting as the representatives of the several underwriters (the “Representatives”) of the Company’s firm commitment underwritten initial public offering (the “Offering”). Pursuant to the Underwriting Agreement, the Company agreed to sell to the Representatives an aggregate of 1,800,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a price of $4.30 per share (the “Offering Price”). On April 11, 2025 (the “Closing Date”), the Company consummated the closing of the Offering, generating gross proceeds of approximately $7,740,000 and net proceeds (after deducting discounts and offering expenses) of approximately $6,520,000. The Common Stock is listed on the Nasdaq Capital Market under the trading symbol “ATHR.”

Pursuant to the Underwriting Agreement, the Company has granted the Representatives the option (“Over-Allotment Option”), exercisable for 30 days from April 11, 2025, to purchase up to an additional 270,000 from the Company at the Offering Price, less the underwriting discount, to cover over-allotments.

The Shares were offered by the Company pursuant to a Registration Statement on Form S-1, as amended (File No. 333-284081), which was originally filed with the Securities and Exchange Commission (the “Commission”) on December 30, 2024, and declared effective by the Commission on April 9, 2025 (the “Registration Statement”).

The Underwriting Agreement contains customary representations and warranties that the parties made to, and solely for the benefit of, the other party in the context of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The Company has also agreed that it will not, without the prior written consent of the Representatives, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares or any securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of one hundred and eighty (180) days following the Closing Date, other than certain exempt issuances.

A copy of the final, executed Underwriting Agreement is included as Exhibit 1.1 hereto, and is incorporated herein by reference.

Representatives’ Warrant

Pursuant to the Underwriting Agreement, as partial compensation for its services, on April 11, 2025 the Company issued to the Representatives a warrant to purchase up to 126,000 shares of Common Stock (the “Representatives’ Warrant”). In the event that Benchmark exercises its Over-Allotment Option, the Representatives’ Warrant will be increased by an additional approximately 18,900 shares of Common Stock. The Representatives’ Warrant is exercisable at a per share exercise price equal to $4.30 and is exercisable at any time and from time to time, in whole or in part, for a term of five years commencing one hundred and eighty (180) days after the Closing Date, and terminating on April 9, 2030. Neither the Representatives’ Warrant nor any of the shares of Common Stock issued upon exercise of the Representatives’ Warrant may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of one hundred and eighty (180) days immediately following the Closing Date, except as permitted by applicable FINRA rules. The shares of Common Stock underlying the Representatives’ Warrant are registered pursuant to the Registration Statement. The Representatives’ Warrant also provides for demand registration rights of the shares underlying the Representatives’ Warrant and “piggyback” registration rights for up to two (2) years after the Initial Exercise Date (as defined in the Representatives’ Warrant), with respect to the registration of the shares underlying the Representatives’ Warrant, as well as customary anti-dilution provisions.

The foregoing summary of the terms of the Underwriting Agreement and the Representatives’ Warrant are subject to, and qualified in their entirety by reference to, copies of the Underwriting Agreement and the Representatives’ Warrant that are filed as Exhibits 1.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01 Other Events.

On April 9, 2025, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

On April 11, 2025, the Company issued a press release announcing the closing of the Offering. A copy of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of April 9, 2025, by and between the Company and The Benchmark Company, LLC and Axiom Capital Management, Inc.
4.1	Form of Representatives’ Warrant
99.1	Press Release, dated April 9, 2025
99.2	Press Release, dated April 11, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 11, 2025	Aether Holdings, Inc.

	By:	/s/ Nicolas Lin
	Name:	Nicolas Lin
	Title:	Chief Executive Officer